                                                                   Exhibit 10.31

                                  PUERTO RICO



                                  PAPA JOHN'S

                         COMMISSARY LICENSE AGREEMENT





                                     Licensee:                Pizza Caribe, Inc.
                                     Address:                  9109 Parkway East
                                                       Birmingham, Alabama 35206

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page

1.     Technology Defined..............................................   2

2.     Grant of License................................................   2

3.     Appointment as Supplier.........................................   2

4.     Exclusivity of Appointment......................................   2

5.     Additional Territory............................................   3

6.     Trademark License...............................................   3

7.     Fees; Records and Reports.......................................   3

8.     Licensee's General Obligations..................................   5

9.     Quality and Operational Standards; Compliance with Laws.........   7

10.    Operational Default.............................................   8

11.    Interruption of Service.........................................  10

12.    General Obligations and Duties of PJI...........................  10

13.    Margin Controls.................................................  11

14.    Intellectual Property...........................................  11

15.    Purchase and Sale Terms.........................................  12

16.    Indemnification; Insurance......................................  13

17.    Confidentiality.................................................  15

18.    Term; Renewal; Termination......................................  15

19.    Default and Termination.........................................  16

                                      (i)

20.    Rights and Obligations upon Termination or Expiration...........  17

21.    PJI Purchase Option.............................................  18

22.    Reasonableness of Scope and Duration............................  19

23.    Enforceability..................................................  20

24.    Assignment......................................................  20

25.    Notices.........................................................  20

26.    Independent Contractor..........................................  21

27.    Enforcement.....................................................  21

28.    Miscellaneous...................................................  23

                                      (ii)

                          COMMISSARY LICENSE AGREEMENT
                          ----------------------------



     THIS COMMISSARY LICENSE AGREEMENT ("Agreement") is made and entered into as of the ______ day of ____________, 1998, by and between PAPA JOHN'S INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America ("PJI"), and PIZZA CARIBE, INC., a corporation formed under the laws of the Commonwealth of Puerto Rico ("Licensee").


     RECITALS:
     --------


     A. PJI and its Affiliates (defined below) have developed a unique system for operating retail restaurants devoted primarily to carry-out and delivery of pizza and other food items.

     B. PJI's restaurants are characterized by a unique system (the "System") which includes special recipes and menu items and is identified by certain service marks, trade names and trademarks, including but not limited to, "Papa John's," "Papa John's Pizza" and "Better Ingredients. Better Pizza." as well as certain other trademarks, service marks, slogans, logos and emblems which have been and which may be designated for use in connection with the System from time to time (the "Marks").

     C. PJI owns and uses certain confidential, proprietary information for production of pizza dough and for obtaining pre-measured spice packages and other proprietary products, which proprietary products are specially prepared for the exclusive use of restaurants in the System and contain trade secrets of PJI. PJI considers its pizza dough and other proprietary products to be integral to the System.

     D. PJI has established business relationships with suppliers of various products used in the operation of Papa John's restaurants, which relationships PJI believes allow it to effect cost savings in the supply of such products to Papa John's restaurants.

     E. Licensee desires to obtain a license to use PJI's confidential, proprietary information for the purposes of producing and distributing pizza dough and acquiring and distributing other proprietary products and commodities to restaurants licensed to use PJI's System and Marks in Puerto Rico and PJI desires to grant such license to Licensee upon the terms and conditions of this Agreement in order to ensure supply of its proprietary products to Papa John's restaurants operating in Puerto Rico.


     NOW, THEREFORE, PJI and Licensee hereby agree as follows:

     1. Technology Defined. As used in this Agreement, "Technology" shall mean and include all formulas, recipes, methods or techniques of preparation and production of fresh dough and specifications for, and formulas, recipes, methods or techniques for preparation of, other proprietary products and all other technology and related confidential information owned and used by PJI in connection with the production, acquisition or distribution of the proprietary products of PJI and disclosed to Licensee for the purposes contemplated in this Agreement.

     2. Grant of License. Subject to the terms and conditions of this Agreement, PJI hereby grants to Licensee, for the "Term" (as defined in Section
18), a license (the "License") to do any of the following within the territory specified on Exhibit A attached hereto (the "Territory"):

               (a) produce pizza dough, obtain pre-measured spice packages and obtain and/or prepare other PJI proprietary products as designated from time to time by PJI, in accordance with specifications provided by PJI and using or incorporating the Technology (pizza dough and all other proprietary products of PJI obtained or prepared using or incorporating the Technology are hereinafter referred to as "Licensed Products"); and

               (b) sell and distribute Licensed Products to restaurants licensed to use the System and the Marks in the Territory (individually a "Restaurant" and collectively the "Restaurants"), including to sell and distribute Licensed Products to, or use Licensed Products in, Restaurants owned and operated by Licensee or any Affiliate of Licensee. Provided Licensee remains in compliance with the quality standards set forth in Section 9, Licensee shall be an approved supplier of Licensed Products to the Restaurants and to other restaurants licensed to use the Marks and the System in the "Carribean" (as defined on Exhibit B attached hereto) during the Term.

     3. Appointment as Supplier. During the Term, Licensee shall have the right to produce, sell and distribute within the Territory all other goods and products (in addition to Licensed Products) designated or approved by PJI for use in Restaurants in the Territory ("Goods"), provided that, except as expressly approved by PJI, Goods does not include computer systems and software, uniforms or advertising and promotional materials. Provided that Licensee at all times strictly adheres to the specifications and quality standards for Goods as communicated to Licensee by PJI from time to time and sells and distributes only Goods approved by PJI, including Goods obtained from a source approved by PJI, Licensee shall be an approved supplier of Goods to the Restaurants and to other restaurants licensed to use the Marks and the System in the Carribean during the Term. Nothing herein shall prohibit Licensee from leasing or subleasing space in its facilities provided that no part of such facilities are used for storage, sale or distribution of any products that are directly competitive with the Licensed Products.

     4. Exclusivity of Appointment. Subject to the provisions of Sections 10.(b), 11 and 20: (a) neither PJI nor any of its Affiliates will, during the Term, (i) produce, sell or distribute Licensed Products within the Territory, or
(ii) license any other party to produce, sell or distribute

Licensed Products within the Territory; and (b) Licensee shall be the only approved supplier of Licensed Products to Restaurants in the Territory.

     5. Additional Territory. Provided that Licensee is in compliance with the quality standards set forth in Section 9 and remains an approved supplier of Licensed Products and Goods to Restaurants in the Territory, and subject to the conditions and limitations set forth herein, Licensee will be an approved supplier of Licensed Products and Goods to Papa John's Pizza restaurants developed in the Carribean. Designation of Licensee as an approved supplier of Licensed Products and Goods in such additional territory shall be subject to the following conditions and limitations: (a) such designation shall be non-exclusive unless otherwise agreed by PJI in writing; and (b) PJI retains the right to grant exclusive licenses to other parties to distribute Licensed Products in specified territories in the Carribean if necessitated by or essential to PJI's arrangements for development of Papa John's Pizza restaurants in such territories.

     6. Trademark License. During the Term, Licensee shall have the right and license to use the Marks in connection with the sale and distribution of Licensed Products and Goods in the Territory, provided that such Licensed Products and Goods are produced, sold and distributed in accordance with the terms and conditions of this Agreement, and further provided that all use of the Marks is in accordance with policies established by PJI and communicated to Licensee from time to time. PJI shall be obligated to defend the Marks.

     7.  Fees; Records and Reports.

          (a) Initial License Fee. Licensee shall pay to PJI an initial license fee (the "Initial License Fee") of $150,000.00 prior to commencing operations. The Initial License Fee is fully earned when paid and is non-refundable.

          (b) Royalty-Free License. Except as provided in Section 7.(c) and 10.(b)(iii), the License shall be royalty-free and without any other costs or fee to Licensee.

          (c) Subsidization Fee. From time to time during the Term, PJI will provide training, supervision and other services to Licensee (as described in Section 12 and elsewhere in this Agreement) generally at no cost to Licensee. Licensee understands and acknowledges that PJI's favorable business and contractual relationships with suppliers of various Goods used by Restaurants in the System are expected to generate subsidies that enable PJI to recover its costs incurred in the provision of services to Licensee and thereby minimize the royalty fees and other charges to restaurants owned and operated by Licensee. Consequently, if circumstances or conditions exist that prevent PJI, to any extent, from utilizing its business and contractual relationships to subsidize the services provided to Licensee hereunder, PJI may, upon 90 days prior notice to Licensee, charge Licensee a quarterly License Fee based on the following schedule (the "Licensee Fee Schedule"), subject to Sections 7.(d) and 10.(b)(iii):

               Number of
               Restaurants                        License Fee
               Served                             Per Quarter
               ------                             -----------
               1 - 25                             $1,500
               26 - 50                            $2,500
               51 - 100                           $3,000
               101 or more                        $3,500

The License Fee shall be paid by Licensee not later than the last business day of the month following the close of the quarter for which the License Fee is due.

          (d) Adjustments to License Fee Schedule. Commencing on the first anniversary date of this Agreement, PJI may increase the License Fee set forth for each level in the License Fee Schedule by an amount not to exceed 5 1/2% of the License Fees then in effect for each level in the License Fee Schedule. PJI shall notify Licensee of such an adjustment to the License Fee Schedule at least 60 days before the adjustment is to take effect, specifying in the notice the effective date of the adjustment. PJI shall not adjust the License Fee Schedule pursuant to this Section 7.(d) more than once in any 12-month period during the Term.

          (e) Reports. Licensee shall furnish to PJI (i) accurate and complete quarterly reports listing the "Net Selling Price" (as defined herein) of all Licensed Products sold during the previous quarter (including all Licensed Products sold to or provided for use in Restaurants owned and operated by Licensee or any Affiliate of Licensee and any transfer prices assigned thereto), setting forth the number of Licensed Products sold and under which of the Marks, if any, such Licensed Products were sold; and (ii) such other reasonable reports as PJI may require relating to sales, costs, expenses and net profit or loss of the Commissary operation, including information of any problems pertaining to sales of the Licensed Products by Licensee, such as service problems, pricing problems, shipping problems and all other material factors that may affect sales of the Licensed Products in the Territory. The report(s) will be due at PJI's offices in Louisville, Kentucky, U.S.A., on or before the 45th day following the close of each quarter. For purposes of this Agreement, a "quarter" shall mean each 13-week period corresponding with Licensee's periodic and quarterly accounting and reporting periods and the term "Net Selling Price" shall mean and include the total selling price of all Licensed Products sold by Licensee, less
(A) sales, use or service taxes, (B) customer discounts, refunds and adjustments, and (C) any freight, insurance or like charges collected by Licensee from its customers with respect to the Licensed Products sold.

          (f) Records. Licensee shall maintain such records relating to its sale, promotion and distribution of the Licensed Products as are necessary in order for Licensee to submit to PJI the reports referenced in Section 7.(e). PJI shall have access to all records and other documentation of Licensee relating to the Licensed Products (and Licensee's promotion, sale and distribution thereof), during normal business hours upon at least 20 days' prior notice to Licensee.

      8. Licensee's General Obligations. Licensee shall perform the following duties and obligations during the Term of this Agreement, at no additional cost or expense to PJI:

          (a) Best Efforts. Licensee shall exert its best efforts to sell and distribute Licensed Products to all Restaurants located within the Territory, and shall offer Licensed Products to all Restaurants in the Territory. Licensee shall maintain an adequate customer service force dedicated to the sale and distribution of Licensed Products and Goods to Restaurants in the Territory. Licensee shall promptly respond to all inquiries from Restaurants (including complaints), process all orders, and effect all shipments of Licensed Products. Licensee shall not withhold, suspend or otherwise interrupt or discontinue distribution of Licensed Products or Goods to any Restaurant in the Territory, for any reason, without PJI's consent.

          (b) Facilities. Licensee shall maintain a clean and safe place of business for production, storage and distribution of Licensed Products and Goods (the "Premises") and modern and efficient equipment, facilities and business organization for carrying on the business of production, sale and distribution of Licensed Products and Goods in order to actively and effectively solicit and fill orders for the sale of Licensed Products and Goods to all Restaurants in the Territory. The business to be carried on by Licensee pursuant to this Agreement is referred to hereinafter as the "Commissary." If Licensee leases the Premises, Licensee shall use its best efforts to include in the lease for the Premises, or in an addendum thereto, a provision that Licensee may assign the lease to PJI or an Affiliate of PJI without the consent of the landlord of the Premises.

          (c) Stock. Licensee shall maintain a level of inventory of Licensed Products and Goods reasonably sufficient to meet the requirements of the Restaurants operating in the Territory to obtain an adequate supply of Licensed Products and Goods for use in the normal course of their business and operations. Licensee shall monitor and record all stock codes, of both incoming and outgoing stock, to ensure Licensee's capabilities to effect accurate and timely recalls and withdrawals.

          (d) Personnel.

               (i) Licensee shall maintain an adequate staff of production, distribution and customer support personnel to provide high quality and timely service to all Restaurants in the Territory.

               (ii) Licensee shall designate an individual to serve as the "Commissary Manager" of the Commissary. The Commissary Manager shall be a person approved by PJI who has successfully completed PJI's initial training requirements and who shall participate in and successfully complete all additional training as PJI may reasonably designate. The Commissary Manager shall agree, in a form reasonably satisfactory to PJI, to be bound by the confidentiality provisions of Section 17 hereof. The Commissary Manager shall personally devote his full business time and best efforts to the supervision and conduct of the business of the Commissary in order to ensure compliance with this Agreement and maintenance of PJI's standards of quality.

Management responsibility shall include, without limitation: presence of the Commissary Manager or an assistant manager during all business hours; maintenance of the highest standards of product quality and consistency; maintenance of the Commissary to highest standards of sanitation and safety; and supervision of employees to ensure that the highest standard of service is maintained and to ensure that employees deal with customers, suppliers, PJI and all other persons in a courteous and respectful manner.

          (e) No Competing Products. In order to protect and maintain the image and goodwill of PJI's System and ensure the quality and consistency of the Licensed Products, Licensee shall refrain from engaging, directly or indirectly, in the promotion, advertising, sale, or distribution in the Territory of any goods substantially similar to the Licensed Products without the prior consent of PJI, whether for Licensee's account or for the account of any other person or entity.

          (f) Conduct of Sales and Distribution Activity. Licensee agrees that Licensee and its agents, representatives, officers and employees, shall conduct all sales and distribution activity in connection with the Commissary in a lawful manner, consistent with the high standards of fair trade, fair competition and business ethics, and with due regard for the best interests of PJI. At all times and under all circumstances, Licensee and its agents, representatives, officers and employees shall treat all customers and other persons, including PJI's agents, officers, and employees with the utmost respect and courtesy, and shall fully cooperate with PJI in all aspects of operation of the Commissary pursuant to this Agreement.

          (g) Expenses. Licensee shall be solely responsible for all of the costs and expenses incurred by it in connection with its activities under this Agreement, including, but not limited to, those associated with producing, selling and distributing Licensed Products and Goods, invoicing and collecting; and Licensee shall be solely responsible and accountable for the activities and expenses of its officers, employees, agents and representatives.

          (h) Qualification To Do Business. Licensee shall, at its expense, promptly make such filings and registrations, and take such additional actions (including without limitation, obtaining such licenses and permits), as may be required to qualify Licensee to transact business under all applicable domestic, foreign, federal, state and local statutes, laws, rules and regulations, in order to perform its obligations under this Agreement (including, if necessary, all actions required to export Licensed Products and Goods from the United States and import Licensed Products and Goods into the Territory). PJI shall not be obligated to perform its obligations contained herein until such time as Licensee shall have duly obtained all such registrations, licenses and permits.

          (i) Sales to Licensees Only. Licensee shall not sell, distribute or otherwise provide or offer to any party that is not licensed by PJI to operate one or more Restaurants under PJI's System: (i) Licensed Products; (ii) any Goods bearing or closely associated with any of the Marks; or (iii) any Goods (excluding consumer items typically sold in finished form through varied retail outlets, such as soft drinks and other beverages) designated by PJI as integral to the System.

     9.   Quality and Operational Standards; Compliance with Laws.

          (a) Adherence to Manuals; Other Specifications and Standards. Licensee shall adopt and use the formulas, methods, procedures, policies, recipes and other specifications contained in the Manuals (as defined in Section 12).(a)), written policy and procedure statements and other written notices issued to Licensee from time to time by PJI with respect to production, sale and distribution of Licensed Products and operation of the Commissary. All raw materials used by Licensee in production of Licensed Products shall be obtained from a source of supply approved by PJI (which approval shall not be unreasonably withheld) and shall meet PJI's reasonable specifications and quality standards.

          (b) Integrity and Quality of Licensed Products. Licensed Products produced and distributed by Licensee pursuant to this Agreement shall be of high quality and shall be in strict conformance with the specifications and standards for Products contained in the Manuals or as otherwise communicated to Licensee by PJI from time to time. Before selling, distributing or using any Licensed Products, Licensee shall furnish to PJI for its prior approval, free of cost, samples of each Licensed Product in reasonable quantities, its cartons, containers and packaging and wrapping material, the quality and style of which shall be subject to PJI's reasonable approval. From time to time during the Term, Licensee shall furnish to PJI, upon PJI's request and free of cost to PJI, random samples of each Licensed Product being produced, sold or distributed by Licensee, together with any cartons, containers and packaging and wrapping material used in connection therewith. If Licensee desires to obtain raw materials from a source of supply not previously approved by PJI, Licensee shall furnish to PJI for its prior approval, free of cost, samples of such raw materials in reasonable quantities, its cartons, containers and packaging and wrapping material, the quality and style of which shall be subject to PJI's reasonable approval. Such raw materials shall be approved for use in production of Licensed Products only upon Licensee's receipt of written approval from PJI.

          (c) Integrity and Quality of Goods. Licensee shall distribute to Restaurants in the Territory only those Goods designated by PJI and approved by
PJI as meeting PJI's quality standards.   If Licensee desires to produce, sell
or distribute any Goods not previously designated and approved by PJI or to obtain designated Goods or raw materials from a source of supply not previously approved by PJI, Licensee shall furnish to PJI for its prior approval, free of cost, samples of such Goods in reasonable quantities, its cartons, containers and packaging and wrapping material, the quality and style of which shall be subject to PJI's reasonable approval. Such Goods shall be approved for distribution to Restaurants only upon Licensee's receipt of written approval from PJI.

          (d) Operational Standards. To ensure maintenance of the highest quality in the Licensed Products and to protect the goodwill and image of the System, Licensee shall at all times operate the Commissary in conformity with the written operational standards communicated to Licensee by PJI from time to time. Such operational standards may include, without limitation, standards relating to: housekeeping and sanitation; maintenance of equipment; worker safety; storage of perishables; inventory management; equipment purchasing; dough production specifications; and distribution and delivery policies and procedures. Licensee shall promptly comply with all written operational directions, instructions and recommendations communicated to Licensee by PJI from time to time.

          (e) Compliance with Laws. Manufacture, sale and distribution of Licensed Products and all other operation of the Commissary by Licensee shall be in conformity with all applicable laws and regulations and shall not reflect adversely on PJI, the Intellectual Property (as defined in Section 14), the System or any goodwill associated therewith. Without limiting the generality of the foregoing, Licensee shall ensure that all Licensed Products and all Goods sold by Licensee comply with all applicable labeling and packaging laws and regulations, including, without limitation, any required translation into local language.

          (f) Inspections. Prior to commencement of operations at the Commissary, Licensee shall notify PJI that Licensee is prepared to commence operations. PJI will conduct a pre-opening inspection of the Commissary commencing within 5 days of such notice. Licensee shall not commence operation of the Commissary until PJI has given its approval. Thereafter, agents, officers or employees of PJI may make inspections of the Commissary to ensure compliance with all required standards, specifications and procedures. Such inspections will be made from time to time at intervals deemed necessary or appropriate by PJI. The PJI inspector shall be allowed to inspect the conditions and operation of the Commissary and all areas of the Premises at any time during normal business hours. Such inspections may include, without limitation: (i) reviewing sales and order forms; (ii) observing and consulting with the Commissary Manager and other managers and employees; (iii) observing production of Licensed Products; (iv) observing storage and distribution operations; (v) taking samples of Licensed Products, Licensed Products in process and raw materials intended for use in Licensed Products; and (vi) conducting any type of audit or review necessary or appropriate to evaluate Licensee's compliance with all required standards, specifications and procedures. PJI may, from time to time, make suggestions and give reasonable mandatory instructions with respect to production, storage or distribution of Licensed Products and operation of the Commissary.

     10.  Operational Default.

          (a) Notice and Opportunity to Cure. If at any time during the Term, as a result of any inspection by PJI, any analysis of samples of Licensed Products or any other information coming to the attention of PJI, including without limitation, complaints from Restaurants being served by the Commissary, PJI determines that the Licensed Products or any Goods being supplied to Restaurants fail to conform to the quality standards of PJI as required under this Agreement, or that Licensee's operation of the Commissary is in any manner deficient to serve the needs for Licensed Products of any or all of the Restaurants in the Territory as required under this Agreement, PJI may notify Licensee of such default ("Operational Default") setting forth in reasonable detail the nature of the default and the steps Licensee must take to remedy such default and bring its operation into conformity with this Agreement, and the time period determined by PJI within which cure must be effected (an "Operational Default Notice"). Except as otherwise provided in this
Section 10.(a), the cure period shall not be less than 30 days. If cure cannot reasonably be effected within the specified cure period, Licensee shall be deemed to be in compliance with its obligations hereunder if Licensee commences remedial action within the specified period and diligently pursues steps or actions necessary or appropriate to effect cure of the Operational Default specified in the Operational Default Notice as soon as reasonably possible. In the case of any Operational Default which, in PJI's judgment, poses a threat or danger to the public health or safety, an imminent hazard to the health or safety of Commissary personnel, or other threat or danger of immediate and substantial harm to PJI's System and the goodwill associated therewith, PJI may require in the Operational Default Notice that Licensee effect the required remedial measures immediately or stop distributing Licensed Products or other Goods affected by the Operational Default until such Operational Default has been remedied.

          (b) Remedies. If, after the cure period, if any, set forth in the Operational Default Notice, PJI determines that Licensee has not satisfactorily cured the subject Operational Default, PJI may, without terminating this Agreement, invoke any or all of the following remedies:

               (i) PJI may suspend the License in the Territory or any portion of the Territory and, without breaching Section 4 of this Agreement, designate and license an alternative supplier of Licensed Products and Goods to Restaurants in the Territory or a portion of the Territory, which alternative supplier may be PJI or an Affiliate of PJI, or an unrelated party.

               (ii) PJI may designate and appoint one or more operators or managers of PJI's choosing to serve as the Commissary Manager and/or managers of the Commissary for Licensee's account. In such event, Licensee shall pay all expenses incurred by such PJI-appointed personnel, including without limitation, all costs of travel, lodging, meals and wages.

               (iii) PJI may assess Licensee a fine of $1,000 per month during which an operational default continues after any applicable cure period. Any such fine shall be calculated pro rata on a daily basis for partial months. Licensee shall pay the amount of fine monthly on or before the last business day of the next succeeding month.

          (c) Restoration of License and Territory. If Licensee demonstrates, to PJI's reasonable satisfaction, that Licensee has cured all defaults and restored its conformity to its obligations under this Agreement, PJI shall restore the License hereunder; provided, that if such restoration occurs after an alternative supplier has been designated pursuant to Section 10.(b)(i) and such alternative supplier has commenced to supply Licensed Products to Restaurants in the Territory, the License may, in PJI's discretion, be made non-exclusive and PJI shall not be required to observe the provisions of Section 4 for such period of time and/or for such portion of the Territory (including the entire Territory) as determined by PJI.

          (d) Remedies Not Exclusive. The remedies set forth in this Section 10 are independent of and in addition to, and not exclusive of, PJI's right to terminate this Agreement pursuant to the provisions of Section 19.(a)(v), and any other remedies available to PJI under this Agreement or applicable law.

     11. Interruption of Service. If Licensee is, for any period of time, unable to supply Licensed Products or Goods to Restaurants in the Territory as a result of circumstances or conditions beyond the reasonable control of Licensee, such as force majeure, fire, flood, civil disturbance, strike or governmental action, or inability to obtain raw materials or Goods, PJI may, without breach of Section 4, designate an alternative supplier of Licensed Products and Goods to any or all Restaurants in the Territory or any portion of the Territory as long as such interruption of service by Licensee continues. Such alternative supplier may be PJI or an Affiliate of PJI, or an unrelated party. As soon as reasonably practical after Licensee has restored full service to all Restaurants in the Territory, PJI shall fully restore the rights and license of Licensee hereunder.

     12. General Obligations and Duties of PJI. During the Term, PJI agrees to provide the following:

          (a) Manuals; Specifications. PJI will license and deliver to Licensee one or more manuals that contain: (i) the mandatory and suggested specifications, standards and operating procedures with respect to production, sale and distribution of Licensed Products and Goods; (ii) other information relative to Licensee's obligations hereunder and the operation of the Commissary (the "Manuals"). The Manuals shall at all times remain the property of PJI and shall constitute part of the Technology and Confidential Information subject to the provisions of Sections 14 and 17 of this Agreement. PJI may, from time to time, revise the contents of the Manuals. To the extent deemed necessary or appropriate by PJI, PJI will provide Licensee with policy and procedure statements or other written notification of specifications, standards and procedures.

          (b) Suppliers. PJI will provide to Licensee, to the extent identified or designated by PJI, the names and addresses of designated and approved suppliers of (i) raw materials and ingredients necessary for production or preparation of the Licensed Products and Goods, (ii) Licensed Products not produced by Licensee, and (iii) Goods not produced by Licensee. PJI will assist Licensee in sourcing raw materials, Licensed Products and Goods if no previously approved suppliers have been identified or designated by PJI. PJI will use its reasonable good faith efforts to assist Licensee in obtaining raw materials and ingredients at prices equivalent to those paid by PJI (or its Affiliate) in operating its commissaries.

          (c) Improvements; Modifications. PJI will notify Licensee, on a timely basis, of all present and future Intellectual Property used by PJI in connection with the Licensed Products and any improvements or enhancements in the Licensed Products or the methods or techniques of their production.

          (d) Training.

               (i) PJI will provide to Licensee an initial training program for the Commissary Manager, one or more approved managers, and such other persons as PJI may reasonably designate. The initial training program may be conducted at PJI's facilities in Louisville, Kentucky USA or other PJI facility.

               (ii) Prior to the opening of the Commissary, one or more PJI trainers will visit the Commissary site to provide additional training and operating assistance as PJI considers necessary or appropriate to ensure operation of the Commissary in accordance with PJI's standards, specifications and policies, provided, that the schedule of such visit, as well as the number of PJI trainers, shall be subject to the mutual agreement of the parties, subject to PJI's standard training policies and procedures as adopted by PJI from time to time.

               (iii) PJI will provide such other training for Licensee's employees at the locations and for such periods as PJI may reasonably designate or approve.

               (iv) In connection with all training, Licensee shall be responsible for all expenses incurred by Licensee personnel, including without limitation, all costs of travel, lodging, meals and wages.

          (e) General Supervision. PJI will provide periodic inspections and evaluations of Licensee's operation of the Commissary and communicate to Licensee information relating to the operation of the Commissary to the extent deemed necessary or appropriate by PJI.

     13. Margin Controls. Licensee acknowledges and agrees with PJI that the success of PJI's System and, consequently, the mutual benefits and essential purpose sought to be achieved by this Agreement, depend upon the ability of the Restaurants to control costs and compete successfully by offering their food products at competitive retail prices. Therefore, if Licensee sells any Licensed Products or Goods to any Restaurant(s) not owned and operated by Licensee or its Affiliates, Licensee shall establish a pricing scheme for Licensed Products and Goods reasonably calculated to achieve a maximum three percent (3%) "Net Profit" (as defined below) on sales of Licensed Products and Goods by the Commissary. As used in this Agreement, "Net Profit" shall mean the net after-tax profit on operation of the Commissary as a percentage of sales by the Commissary, provided, that (a) PJI shall have the right to review and approve the amount and types of costs and expenses charged against revenues to determine the Net Profit of the Commissary; (b) PJI shall not disapprove any type or amount of cost or expense customarily charged or allocated to the commissary operations of PJI's own subsidiaries or affiliates; and (c) PJI's approval of any amount of cost or expense shall not be unreasonably withheld.

     14.  Intellectual Property.

          (a) Non-Impairment of Rights. Licensee acknowledges PJI's exclusive right, title and interest in and to the Marks and the Technology (collectively, the "Intellectual Property"). Licensee agrees that neither it nor any of its officers, employees, agents or representatives shall do any acts or things contesting or in any way impairing or attempting to impair any portion of PJI's right, title and interest in and to the Intellectual Property. Licensee further acknowledges that it obtains no ownership interest in the Intellectual Property by reason of this Agreement, and covenants that it shall not in any manner represent that it possesses any ownership interest therein. Licensee shall not make any direct or indirect use of any of the Intellectual Property, or any part thereof, for any purpose whatsoever except in connection with manufacture, sale and distribution of the Licensed Products and operation of the Commissary as contemplated in this Agreement. In all sales literature, advertising and other promotional materials or descriptive materials regarding PJI or the Licensed Products used by Licensee in the promotion or sale of Licensed Products, Licensee shall clearly identify PJI's ownership of any of PJI's Intellectual Property used therein.

          (b) Infringement; Litigation. Licensee shall notify PJI immediately if it discovers or learns of any infringing use of the Intellectual Property or if litigation involving the Intellectual Property is instituted or threatened against Licensee or PJI. If PJI, in its sole discretion, undertakes the defense or prosecution of any litigation relating to the Intellectual Property, Licensee agrees to execute such documents and to render such assistance as may reasonably be requested by PJI in conducting such defense or prosecution; provided that PJI will reimburse to Licensee any of its out-of-pocket expenses incurred in rendering such assistance. PJI will defend the Intellectual Property.

     15.  Purchase and Sale Terms.

          (a) Standard Terms. If Licensee purchases any raw materials, Goods or other tangible goods from PJI or any Affiliate of PJI, Licensee shall pay for such purchases by electronic funds transfer debit to Licensee's U.S. bank account 10 business days after shipment. Except as specifically provided herein, all purchases by Licensee from PJI or its Affiliates shall be subject to PJI's (or its applicable Affiliate's) standard terms and conditions as may be in effect from time to time and at prices established from time to time by PJI or its applicable affiliate. As of the date hereof, PJI's (and its Affiliates') pricing schedule is set at PJI's cost plus a 5% service fee. PJI and its Affiliates reserve the right to adjust the pricing schedule from time to time. PJI will notify Licensee of any adjustment to the pricing schedule. The provisions hereof and the applicable standard terms and conditions shall control all purchase and sale transactions, notwithstanding any inconsistent or contrary term or condition in any purchase order of Licensee.

          (b) Method of Payment; Schedule. Prior to commencing operations, Licensee shall, if requested by PJI, establish a bank account that may be accessed by check, via electronic funds transfer or such alternative methods as PJI may designate ("Payment Methods"), and execute and deliver to PJI, PJI's bank(s) and Licensee's bank, as necessary, all forms and documents that PJI may request to permit PJI to debit Licensee's bank account by any of the Payment Methods that PJI may designate. Licensee must comply with all procedures specified by PJI from time to time, and/or take such reasonable actions as PJI may request to assist in any of the Payment Methods. PJI may use the Payment Methods to collect the amount of each quarter's License Fee, if any, and any other amounts due to PJI or any of its Affiliates under this Agreement or otherwise. Payments for shipment of Goods will be debited on the 10th business day after shipment. Licensee shall be solely responsible for and bear all banking fees and other costs and charges associated with establishment or use of the Payment Methods, which may be charged to Licensee by PJI. Licensee shall notify PJI at least 20 days prior to closing or making any change to the account against which such debits are to be made. If such account is closed or ceases to be used, Licensee shall immediately provide all documents and information necessary to permit PJI to debit the amounts due from an alternative account. Licensee acknowledges that these requirements are only a method to facilitate prompt and timely payment of amounts due and shall not affect any obligation or liability for amounts owed. If for any reason Licensee's account cannot be electronically debited, Licensee shall submit payments by check (certified or cashier's check if requested by PJI) on or before the dates when due. Licensee shall indemnify and hold PJI and its Affiliates harmless from and against all damages, losses, costs and expenses resulting from any dishonored debit against Licensee's account, regardless whether resulting from the act or omission of Licensee or Licensee's bank; provided that Licensee shall not be obligated to indemnify PJI or its Affiliates for any dishonored debit caused by PJI's (or its Affiliate's) negligence or mistake.

          (c) Currency. All payments referenced in this Agreement as payable to PJI are stated in the currency of the United States of America ("U.S. Dollars"). All payments due to PJI under this Agreement shall be made in U.S. Dollars. Licensee shall be responsible for obtaining and maintaining any and all necessary or appropriate governmental approvals or permits enabling Licensee to make payments to PJI in U.S. Dollars. Licensee shall be solely responsible for and bear all banking fees and other costs and charges associated with all currency transactions necessary to comply with the provisions of this Agreement.

          (d) Start-Up Discount. In consideration of the organizational costs and other start-up costs to be incurred by Licensee in the development and ramp-up of operations of the Commissary, Licensee shall receive a 50% discount on all purchases from PJI or its Affiliates until Licensee has purchased goods aggregating $300,000.00 at standard, non-discounted prices.

     16.  Indemnification; Insurance.

          (a) Indemnification. During the Term and at all times thereafter, Licensee shall indemnify PJI, its officers, directors, employees, agents and assigns against, and hold all of them harmless from, (i) all liabilities, obligations, losses, actual and consequential damages, judgments, claims, deficiencies, penalties, fees, taxes and other charges incurred by any of them, and (ii) all costs and expenses including reasonable attorneys' fees, which arise out of or are in any way connected with any of the following:

               (i) Licensee's breach of any of its obligations under this Agreement;

               (ii) Licensee's relationships with its employees, officers, representatives, agents or customers;

               (iii) Any failure by Licensee to comply with any law or regulation relating to the manufacture, sale or distribution of the Licensed Products within the Territory;

               (iv) Claims or suits arising out of any alleged defects in the Licensed Products sold by Licensee; or

               (v) Licensee's operation of the Commissary.

          (b) Insurance. Licensee shall obtain at its own expense, a policy or policies of insurance from a recognized insurance carrier or carriers, with coverages as specified below:

               (i) fire, extended coverage, vandalism, malicious mischief, and special extended peril insurance at no less than the actual replacement value of the Premises and the contents and improvements of the Commissary;

               (ii)  workers compensation and other insurance required by law;

               (iii) general commercial liability on an "occurrence" form, covering all operations, providing insurance for bodily injury liability, property damage liability and personal injury liability for the limits of liability indicated below and including coverage for:

                    (A) premises and operations liability,

                    (B) products and completed operations liability,

                    (C) independent contractors protective liability, and

                    (D) blanket contractual liability insuring the obligations assumed by Licensee under this Agreement; and

               (iv) fire legal liability, with a minimum coverage limit of $500,000, unless Licensee owns the Premises or has a cross-waiver of subrogation with the landlord of the Premises.

Such policy or policies shall provide coverage of at least $1,000,000 per occurrence (combined single limit for bodily injury and property damage), $1,000,000 personal injury liability, $1,000,000 aggregate for products - completed operations, and $2,000,000 general aggregate. Licensee shall also maintain an umbrella policy with a minimum of $1,000,000, which must expressly provide coverage above the coverages listed above. PJI shall be named as an additional insured on all such policies. Upon request, Licensee shall deliver to PJI copies of such policies (or other reasonably acceptable proof of the required coverages) and proof of payment of all required premiums. At any time after expiration of the Initial Term, and from time to time throughout the remainder of the Term, PJI may increase the required limits of any required policy of insurance.

     17. Confidentiality. Licensee understands and agrees that PJI has disclosed or will disclose to Licensee the Technology and certain other confidential or proprietary information, trade secrets, knowledge and know-how concerning the recipes, food products, advertising, marketing, designs, plans, or methods of operation of PJI's System (collectively, the "Confidential Information"). Except as necessary in connection with the performance of its duties and obligations, and the exercise of its rights and privileges under this Agreement, and as approved by PJI, Licensee shall not, during the Term or at any time after the expiration or termination of this Agreement, regardless of the cause of termination, directly or indirectly, use for Licensee's own benefit or communicate or divulge to, or use for the benefit of any other person or entity, any of the Confidential Information. Licensee shall disclose to its directors, officers, employees, agents, representatives or suppliers only such Confidential Information as is necessary to operate Licensee's business under this Agreement and then only during the Term and only on the condition that such persons are advised of the confidential nature of the Confidential Information and Licensee takes all steps reasonably necessary or appropriate to ensure that such persons agree to be bound by the confidentiality covenants herein to the same extent as Licensee is bound thereby. Provided that Licensee has used efforts equal to that employed by Licensee to protect its own confidential or proprietary information, Licensee shall not be liable to PJI for money damages if Licensee's officer or employee breaches such confidentiality. Any and all information, knowledge, or know-how, including without limitation, drawings, materials, equipment, marketing, recipes, and other data, that PJI designates as Confidential Information shall be deemed Confidential Information for purposes of this Agreement. Confidential Information does not include any information that:

          (a) at the time disclosed or obtained is in the public domain; or

          (b) after being disclosed or obtained becomes part of the public domain through no act, omission or fault of Licensee or its directors, officers, employees, agents or representatives; or

          (c) prior to disclosure was already in possession of Licensee, as evidenced by written records kept in the ordinary course of business or by proof of actual use by Licensee; or

          (d) Licensee demonstrates was received by it from a third party after the time it was disclosed and was not acquired, directly or indirectly, under any obligation of confidence and as to which the third party had a bona fide right to possess and disclose without breaching any duty, obligation or restriction imposed by agreement, operation of law or otherwise.

     18.  Term; Renewal; Termination.

          (a) Term; Renewal Term. The initial term of this Agreement shall commence on the date of its execution and delivery and shall expire on the 10th anniversary of such date, unless sooner terminated as provided in Section 19 (the "Initial Term"). This Agreement shall automatically be renewed for three successive five-year periods ("Renewal Terms") at the end of the Initial Term and each Renewal Term, unless this Agreement is terminated by either party pursuant to the provisions of this Agreement. When used in this Agreement, "Term" shall mean the Initial Term together with any and all Renewal Terms.

          (b) Renewal. To terminate Agreement at the end of the Initial Term or any Renewal Term, Licensee shall deliver written notice of nonrenewal to PJI at least 180 days prior to expiration of the Initial Term or applicable Renewal Term.

     19. Default and Termination. This Agreement shall terminate prior to the expiration of the Term as follows:

          (a) Termination by PJI for Cause. Notwithstanding the assessment or payment of any fines or other amounts under Section 10, Licensee shall be in default, and PJI may, at its option, terminate this Agreement and all rights granted Licensee hereunder effective 30 days after the giving of notice by PJI specifying in detail the event or circumstance constituting default if any of the following events occur and remain uncured at the expiration of such 30-day period (or, if not reasonably curable within 30 days, Licensee has not initiated action to effect cure within such 30-day period and diligently pursued such remedial actions as necessary to effect cure as soon as reasonably possible):

               (i) Licensee ceases to operate or otherwise abandons its business.

               (ii) Licensee or any principal shareholder is convicted of a felony or a crime involving moral turpitude or engages in any unethical business conduct which, in the opinion of PJI, is reasonably likely to affect PJI adversely, or the goodwill associated with the Licensed Products, the Intellectual Property, PJI's System, the goodwill thereof or PJI's interest therein.

               (iii) Licensee purports to assign or transfer (in any manner, whether by operation of law or otherwise) any rights or obligations under this Agreement without PJI's prior consent, or if there is a change (in one or more related transactions) in the ownership of a majority of the outstanding capital stock or membership interests of Licensee without PJI's prior consent (which PJI agrees not to unreasonably withhold), other than a transfer of shares of capital stock or ownership interests of Licensee among Licensee's existing shareholders or owners and their Affiliates.

               (iv) Licensee becomes insolvent or makes a general assignment for the benefit of its creditors, or if a petition in bankruptcy is filed by Licensee or such a petition is filed against Licensee and not opposed by it, or if Licensee is adjudicated a bankrupt, or if a court appoints a receiver or other custodian (permanent or temporary) of Licensee or of all or substantially all of its assets or property and not opposed by it, or if a proceeding for a composition with creditors under any foreign, federal or state law is instituted by or against Licensee, and not opposed by it.

               (v) Licensee fails to comply with any other material term of this Agreement, and does not remedy such deficiency within 10 days regarding the failure to pay any amount due PJI, or within 30 days for any other deficiency, after the delivery of notice setting forth in reasonable detail the nature of the deficiency and the steps Licensee must take to remedy such deficiency.

               (vi) Substantially all of Licensee's assets and properties are nationalized or otherwise appropriated by any governmental authority or regulatory body.

               (viii) Licensee and its Affiliates cease to own and operate any Restaurants in the Territory pursuant to separate Restaurant License Agreement(s) with PJI or an Affiliate of PJI.

          (b) Upon Breach by PJI. Licensee shall be entitled to terminate this Agreement in the event PJI fails to comply with any material term, condition or provision of this Agreement, and does not remedy such deficiency within 30 days after the delivery of notice setting forth in reasonable detail the nature of the breach and the steps PJI must take to remedy such breach.

     20. Rights and Obligations upon Termination or Expiration. Upon the expiration or early termination of this Agreement, regardless of the reason of such termination, except as otherwise set forth below, all rights and obligations of Licensee hereunder shall cease and, Licensee shall have the following rights and obligations:

          (a) Discontinuance of Status. Licensee and its officers, agents, employees and representatives shall cease acting as or holding itself out as a distributor of Licensed Products in any manner.

          (b) Return of Confidential Information. Upon expiration of termination of this Agreement, Licensee shall return to PJI (or, at PJI's direction, destroy) all Confidential Information, together with any copies thereof, and any documents, records, items or products containing or embodying Confidential Information, regardless of the medium of such document, record, item or product.

          (c) Continuing Obligations and Rights; Disposal of Inventory. Licensee shall remain obligated under: the covenants set forth in Section 14, Section 17 and this Section 20, which covenants shall survive the expiration or termination of this Agreement, regardless of the reason for or circumstances of such expiration or termination; and the covenants and agreements contained in Section 21, which shall survive termination or expiration of this Agreement for the period set forth therein.

          (d) Trademarks, Trade Names, Etc. In the event any logos, trademarks or trade names of PJI are then being used by Licensee, Licensee shall discontinue all such use, and shall not thereafter use in connection with any business in which the Licensee or any other person or entity may thereafter be engaged, any logo, name, title or expression which is similar to any logo, trademark or trade name, or part thereof, of PJI or Licensor; except as otherwise provided in any Restaurant license agreement or other agreement between Licensee and PJI which then remains in effect.

          (e) Alternative Supplier. Immediately upon notice of termination of this Agreement, or upon termination without notice, PJI may, without breach of
Section 4, designate and license an alternative supplier of Licensed Products to any or all Restaurants in the Territory or any portion of the Territory. Such alternative supplier may be PJI or an Affiliate of PJI, or an unrelated party.

          (f) Payment of Amounts Due. Licensee shall promptly pay all sums owed to PJI or any of PJI's Affiliates, and if this Agreement is terminated for any reason other than as a result of a material breach of this Agreement by PJI, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by PJI or its Affiliate as a result of Licensee's breach of this Agreement.

     21.  PJI Purchase Option.

          (a) Grant of Option. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and all the shareholders or holders of ownership interests of Licensee hereby grant to PJI, upon the terms and conditions set forth in this Section 21, the right and option (the "Option") to purchase, at PJI's election, all or substantially all of the assets of the Commissary.

          (b) Term; Exercise. The Option shall become exercisable by PJI upon the earlier of (i) termination or expiration of this Agreement or (ii) the fifth anniversary of the date of this Agreement, and shall continue until the 16th day after termination or expiration of this Agreement. In the event of termination or expiration of this Agreement, the Option shall be exercisable by delivery of notice (the "Exercise Notice") to Licensee within 15 days from the date of termination of this Agreement or 150 days prior to expiration due to Licensee's nonrenewal of this Agreement. Otherwise, the Option shall be exercisable by delivery of the Exercise Notice at any time after the fifth anniversary of the date of this Agreement and at least one year prior to the intended date of closing of the transaction (the "Closing Date").

          (c) Purchase Price. The purchase price for the assets to be acquired by exercise of the Option (the "Purchase Price") shall be determined according to the formula set forth on Exhibit C.

          (d) Payment. The Purchase Price shall be paid in cash or other immediately available funds.

          (e) Assignment of Leases and Contracts. If PJI exercises the Option and elects to purchase the assets of Licensee, PJI shall assume the obligations of Licensee under, and

Licensee shall, if requested by PJI, assign to PJI any interest that Licensee has in, any lease for the Premises and in any other leases or contracts relating to the operation of the Commissary; provided, that PJI agrees to use reasonable efforts to effect termination of such lease(s) and contract(s) and enter into new agreement(s). If PJI is unable to negotiate an acceptable lease or contract in any such case, PJI will indemnify Licensee and hold it harmless from any ongoing liability under such lease or contract from and after the Closing Date.

          (f) Additional Provisions. The provisions of this Section 21 set forth the basic terms and conditions of the Option and the purchase and sale transaction to be effected as a result of exercise of the Option. The legal obligations of the parties relating to any such purchase and sale transaction shall be contained in a definitive agreement containing the basic terms and conditions set forth in this Section 21 and other terms, conditions, representations, warranties, covenants and indemnities customary to such transactions (the "Definitive Agreement"). Without limiting the generality of the foregoing, PJI shall be entitled to warranties of title to the assets or ownership interests, as the case may be, free and clear of liens and encumbrances (other than liens or security interests reasonably acceptable to PJI). Notwithstanding the necessity of a Definitive Agreement as set forth herein, the Option constitutes a binding obligation on the part of Licensee and its shareholders or owners to sell the assets of the Commissary or the ownership interests in Licensee to PJI for the Purchase Price upon exercise of the Option.

          (g) Operation of Commissary. Between the date of the Exercise Notice and the Closing Date, Licensee shall continue to operate the Commissary in the ordinary and normal course of business and Licensee shall not, during such time period: (i) increase or obligate itself to increase the salary or other compensation of any employee of Licensee; or (ii) make or obligate itself to make any capital expenditures, except in each case actions or obligation undertaken in the ordinary course of business.

          (h) Access to Commissary and Data. Between the date of the Exercise Notice and the Closing Date, PJI and its agents, employees and representatives shall have reasonable access to the Commissary and the books and records of Licensee for the purpose of evaluating the financial and operational condition of the Commissary and/or Licensee.

          (i) Post-Sale Operations. After the Closing Date, PJI shall operate the Commissary (or otherwise provide for supply of Licensed Products to Restaurants in the Territory) on (i) the same basis required of Licensee under
Section 13, or (ii) such similar terms, conditions or basis on which PJI or its Affiliate then operates its other U.S. commissaries.

     22. Reasonableness of Scope and Duration. Licensee agrees that the covenants and agreements contained herein are, taken as a whole, reasonable with respect to the activities covered and their geographic scope and duration, and Licensee shall not raise any issue of the reasonableness of the areas, activities or duration of any such covenants in any proceeding to enforce any such covenants.

     23   Enforceability. Licensee agrees that PJI may not be adequately compensated by damages for a breach by Licensee of any of the covenants and agreements contained in Sections 14, 17, or 21, and that PJI shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. The covenants and agreements contained in this Agreement shall be construed as separate covenants and agreements, and if any court shall finally determine that the restraints provided for in any such covenants and agreements are too broad as to the area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable, and such covenants and agreements shall be enforced as to such reduced area, activity or time.

     24   Assignment. PJI has entered into this Agreement in reliance on the particular business skills, experience and qualifications of Licensee. This Agreement, the License and Licensee's rights and obligations under it, are and shall remain personal to Licensee. Any proposed transfer by Licensee or any of Licensee's owners (regardless of the form of transfer) of this Agreement or any interest in it, or any rights or obligations arising under it, or of any material portion of Licensee's assets, or of any interest in Licensee without the prior, express consent of PJI is prohibited and shall constitute a default by Licensee under this Agreement. As used herein, the term "transfer" shall mean any sale, assignment, gift, pledge, mortgage or any other encumbrance, transfer by bankruptcy, transfer by judicial order, merger, consolidation, share exchange, transfer by operation of law or otherwise, whether direct or indirect, voluntary or involuntary. PJI may transfer this Agreement or any portion of it, or any or all of its rights, obligations or interests under it, without restriction.

     25   Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be given (a) by personal delivery or (b) provided such notice, request, demand or communication is actually received by the party to which it is addressed in the ordinary course of delivery, by deposit in the official mail of the country of origin, postage prepaid, or (c) by registered or certified mail, return receipt requested, postage prepaid, or by delivery to a worldwide overnight courier service, in each case, addressed as follows, or to such other person or entity as either party shall designate by notice to the other in accordance herewith:

     PJI:           If by mail:
                    P.O. Box 99900
                    Louisville, Kentucky 40269-0900 USA
                    ATTN: General Counsel

                    If by personal delivery or courier:
                    10801 Electron Drive
                    Louisville, Kentucky 40299-3880 USA
                    ATTN: General Counsel

     Licensee:           9109 Parkway East
                         Birmingham, Alabama 35206
                         ATTN: President

     With a copy to:     Michael M. Fleishman
                         Greenebaum Doll & McDonald
                         3300 National City Tower
                         Louisville, Kentucky 40202-3197

     Except as otherwise provided herein, a notice shall be deemed to have been given (i) on the date of personal delivery to a party; (ii) five business days after the date deposited in official mail; or (iii) one business day after deposited with a worldwide overnight courier.

     26   Independent Contractor. It is understood and agreed by the parties that this Agreement creates only a contractual relationship between the parties subject to the normal rules of contract law. This Agreement does not create a fiduciary relationship between PJI and Licensee and Licensee is and shall remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever. Licensee agrees to identify itself and hold itself out to the public and all customers and suppliers as an independent contractor, separate and apart from PJI. Licensee agrees that Licensee shall not make any contract, agreement, warranty, or representation on PJI's behalf without PJI's prior written consent, and Licensee agrees that Licensee shall not incur any debt or other obligation in PJI's name. This Agreement shall not be deemed to confer any rights or benefits to any person or entity not expressly named herein.

     27   Enforcement.

          (a) Arbitration. Except for controversies, disputes or claims related to or based on Licensee's use of the Marks or the Technology after the expiration or termination of this Agreement or, at PJI's option, Licensee's violation of any provision of Sections 14 or 17 hereof; all controversies, disputes or claims between (1) PJI and/or its Affiliates, shareholders, officers, directors, agents or employees and (2) Licensee (including its owners, guarantors, affiliates and employees, if applicable) arising out of or related to:

               (i) this Agreement or any other agreement between Licensee and PJI or any provision of any such agreement;

               (ii) PJI's relationship with Licensee, including issues relating to PJI's decision to terminate that relationship;

               (iii) the validity of this Agreement or any other agreement between Licensee and PJI or any provision of any such agreement; or

               (iv) any standard, specification or operating procedure relating to the production, sale or distribution of the Licensed Products will be submitted for binding arbitration to the Louisville, Kentucky office of the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Louisville, Kentucky and, except as otherwise provided in this Agreement, will be heard by one arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration will be governed by the United States Federal Arbitration Act (9 U.S.C. (S)(S) 1 et seq.) and not by any other arbitration law .

     The arbitrator will have the right to award or include in the award any relief that the arbitrator deems proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief and attorneys' fees and costs, provided that the arbitrator will not have the right to declare any mark generic or otherwise invalid or, except as otherwise provided in this Agreement, to award exemplary or punitive damages. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.

     PJI and Licensee agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. PJI and Licensee further agree that, in connection with any such arbitration proceeding, each party must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the United States Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

     PJI and Licensee agree that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between PJI (including its Affiliates, shareholders, officers, directors, agents and employees) and Licensee (and/or its owners, guarantors, affiliates and employees, if applicable) may not be consolidated with any other arbitration proceeding between PJI and any other person, corporation, limited liability company or partnership.

     Notwithstanding anything to the contrary contained in this Section, PJI and Licensee each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that PJI and Licensee must contemporaneously submit the dispute for arbitration on the merits as provided herein except as otherwise provided in the first paragraph of this Section.

     The provisions of this Section are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

          (b) Governing Law. All matters relating to arbitration will be governed by the United States Federal Arbitration Act (9 U.S.C. (S)(S) 1 et seq). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other pre-emptive law, this Agreement and all claims arising from the relationship between PJI and Licensee will be governed by the laws of the State of Kentucky without regard to its conflict of laws principles.

          (c) Consent to Jurisdiction and Venue. Licensee and its owners agree that all judicial actions brought by PJI (or its Affiliates) against Licensee or its owners or by Licensee or its owners against PJI or PJI's Affiliates, subsidiaries, shareholders, officers, directors, agents or employees must be brought in any court of competent jurisdiction in Jefferson County, Kentucky or United States District Court for the Western District of Kentucky and Licensee (and each owner) irrevocably submit to the jurisdiction of such courts and waive any objection that Licensee or any of its owners may have to either the jurisdiction of or venue in such courts. Notwithstanding the foregoing, PJI may bring an action to obtain a restraining order or temporary or preliminary injunction, or enforce an arbitration award, in any court of general jurisdiction in the Territory.

          (d) Waiver of Punitive Damages. Except with respect to Licensee's obligation to indemnify PJI pursuant to Section 16.(a) and claims brought by PJI against Licensee for unauthorized use or disclosure of any Confidential Information, PJI and Licensee (and Licensee's owners) waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains.

          (e) Waiver of Jury Trial. PJI and Licensee irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them.

          (f) Limitations of Claims. Any and all claims arising out of or relating to this Agreement or the relationship of Licensee and PJI pursuant to this Agreement will be barred unless an action is commenced within one (1) year from the date on which the act or event giving rise to the claim occurred, or one (1) year from the date on which the claimant knew or should have known, in the exercise of reasonable diligence, of the facts giving rise to such claims, whichever occurs later.

          (g) Costs, Expenses and Attorneys' Fees. Except as provided in Sections 16 and 27.(a), each party shall pay its own costs, expenses and attorneys' fees in any action, claim, suit or proceeding arising out of this Agreement or the relationship of the parties.

     28   Miscellaneous.

          (a) Severability. Licensee agrees to be bound to the maximum extent permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from the striking of any provision hereof by a court, or which a court holds to be unenforceable in a final decision to which PJI is a party, or that may result from reducing the scope of any provision to the extent required to comply with a court order or with any applicable law, whether currently in effect or subsequently enacted.

          (b) Construction. All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, as the case may require. All acknowledgments, warranties, representations, covenants, agreements, and obligations herein made or undertaken by Licensee shall be deemed jointly and severally undertaken by all those executing this Agreement as Licensee.

          (c) Entire Agreement. This Agreement comprises the entire agreement between the parties, and all prior understandings or agreements concerning the subject matter hereof are canceled and superseded by this Agreement.

          (d) Affiliate. As used in this Agreement, the term "Affiliate" shall mean: with respect to PJI, any person or entity that is owned or controlled by PJI or which owns and controls PJI or is under common control with PJI; and, with respect to Licensee, any person or entity that is owned or controlled by Licensee or which owns and controls Licensee or is under common control with Licensee.

          (e) Amendments. Except for those permitted to be made unilaterally by PJI, no supplement, amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          (f) Waivers. No failure by PJI to exercise any right given to it hereunder, or to insist upon strict compliance by Licensee with any obligation, agreement or undertaking hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of PJI's right to demand full and exact compliance by Licensee with the terms hereof. Waiver by PJI of any particular default by Licensee shall not affect or impair PJI's rights with respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of PJI to exercise any right arising from such default affect or impair PJI's rights as to such default or any subsequent default.

          (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (h) Headings. The headings used in this Agreement are for convenience only, and the paragraphs shall be interpreted as if such headings were omitted.

          (i) Time of Essence. Each party agrees and acknowledges that time is of the essence with regard to its obligations hereunder, and that all of Licensee's obligations are material to PJI and this Agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

                              PAPA JOHN'S INTERNATIONAL, INC.


                              By: ____________________________________________
                                  Robert N. Thiess, Vice President for
                                   International Development


                              PIZZA CARIBE, INC.


                              By: ____________________________________________
                                  Douglas S. Stephens, President

                                  PAPA JOHN'S

                          COMMISSARY LICENSE AGREEMENT

                                   EXHIBIT A

                                   TERRITORY
                                   ---------

                             ____________ __, 1998


     The areas encompassed on the attached map entitled "PIZZA CARIBE, INC." comprising the whole of the Commonwealth of Puerto Rico shall constitute the "Territory," as defined in the Papa John's Commissary License Agreement of even date herewith, by and between PAPA JOHN'S INTERNATIONAL, INC. and PIZZA CARIBE, INC.

                                  PAPA JOHN'S

                          COMMISSARY LICENSE AGREEMENT

                                   EXHIBIT C

                         OPTION PURCHASE PRICE FORMULA
                         -----------------------------


     Total Option Purchase Price = Base Purchase Price + Profit Sharing

     Where:

     Base Purchase Price = Total Net Investment + Interest.

     Total Net Investment = Accumulated gross investment in Property, Plant and Equipment, plus Accumulated Net Loss; at the time of exercise of the Option. Accumulated gross investment means the accumulated costs of all Property, Plant and Equipment. Cost means cost as determined in accordance with Generally Accepted Accounting Principles. Total Net Investment shall be determined annually on the anniversary date of the Commissary License Agreement, except for the year in which the Option is exercised, in which case Total Net Investment shall be determined as of the date of exercise of the Option.

     Interest = Interest at an annual rate of 12% on Total Net Investment, calculated annually on the anniversary date of the Commissary License Agreement (except in the year of exercise of the Option, in which case a partial year calculation shall be made through the date of exercise of the Option) and accumulated, without compounding, through the date of exercise of the Option.

     Property, Plant and Equipment = All assets of the Commissary minus: (a) all assets classified as current assets under Generally Accepted Accounting Principles; and (b) intangible assets representing or relating to (i) licenses granted by PJI, (ii) any trademark, service mark, trade name or other commercial symbol used in connection with the operation of the Commissary; or
(iii) any goodwill or "going concern" value.

     Net Loss = Net loss on operation of the Commissary, as determined annually (except in the year in which the option is exercised, in which case net loss shall be determined for the partial year from the date of the last prior determination through the date of exercise of the Option) in accordance with Generally Accepted Accounting Principles, before provision for income taxes and provided: (a) PJI shall have the right to review and approve the amount and types of costs and expenses charged against revenue to determine net loss; (b) PJI shall not disapprove any type of cost or expense customarily charged or allocated to the commissary operations of PJI's own subsidiaries or affiliates; and (c) PJI may withhold approval of any amount of cost or expense only upon demonstration that such cost or expense is materially excessive in view of the customary operations PJI commissaries operated by PJI, its subsidiaries or affiliates.

     Accumulated Net Loss = Net Loss on an accumulated basis through the date of exercise of the Option, reduced by Net Income accumulated through the same date, but in no case less than zero.

     Net Income = Net income on operation of the Commissary, determined on the same basis as Net Loss.

     Profit Sharing = Payments to Licensee in the following amounts for the first three years after the closing of the purchase pursuant to the Option:

          Year 1:    75% of Net Income for Year 1
          Year 2:    50% of Net Income for Year 2
          Year 3:    25% of Net Income for Year 3